Filed pursuant to Rule 433

Registration Statement No.: 333-167832

THE BANK OF NEW YORK MELLON CORPORATION

$500,000,000 FIXED RATE SENIOR NOTES DUE 2014

NOVEMBER 17, 2011

ISSUER: THE BANK OF NEW YORK MELLON CORPORATION

SECURITIES: SENIOR MEDIUM-TERM NOTES, SERIES G

EXPECTED RATINGS*: Aa2 / AA- / AA- / AAL (NEGATIVE/STABLE/STABLE/STABLE)

LEGAL FORMAT: SEC-REGISTERED

MATURITY DATE: NOVEMBER 24, 2014

TRADE DATE: NOVEMBER 17, 2011

SETTLEMENT DATE: NOVEMBER 23, 2011 (T+4)

REDEMPTION COMMENCEMENT DATE: OCTOBER 25, 2014

COUPON: 1.700% PER ANNUM

COUPON FREQUENCY: SEMI-ANNUALLY

INTEREST PAYMENT DATES: INTEREST PAYS SEMI-ANNUALLY ON EACH MAY 24 AND NOVEMBER 24, COMMENCING ON MAY 24, 2012 AND ENDING ON THE MATURITY DATE

REDEMPTION PRICE: THE PRINCIPAL AMOUNT OF THE NOTES REDEEMED

REDEMPTION TERMS: REDEEMABLE IN WHOLE OR IN PART AT THE OPTION OF THE ISSUER ON OR AFTER THE REDEMPTION COMMENCEMENT DATE AT THE REDEMPTION PRICE, PLUS ACCRUED AND UNPAID INTEREST THEREON TO THE DATE OF REDEMPTION. THE BANK OF NEW YORK MELLON CORPORATION SHALL PROVIDE AT LEAST 30 AND NOT MORE THAN 60 CALENDAR DAYS NOTICE OF REDEMPTION TO THE REGISTERED HOLDER OF THE NOTE.

DAY COUNT CONVENTION: 30/360

PRINCIPAL AMOUNT: $500,000,000

ISSUE PRICE: 99.895% OF PRINCIPAL AMOUNT

PROCEEDS TO ISSUER: $498,725,000

PRICING BENCHMARK: UST 0.375% DUE NOVEMBER 15, 2014

BENCHMARK YIELD: 0.386%

SPREAD TO BENCHMARK: +135 BASIS POINTS

RE-OFFER YIELD: 1.736%

DENOMINATIONS: $1,000 X $1,000

LISTING: NONE

CUSIP/ISIN: 06406HBZ1/US06406HBZ10

BOOKRUNNERS: BNY MELLON CAPITAL MARKETS, LLC, CITIGROUP GLOBAL MARKETS INC., UBS SECURITIES LLC

CO-MANAGERS: CREDIT AGRICOLE SECURITIES (USA) INC., LEBENTHAL & CO., LLC, LLOYDS SECURITIES INC., LOOP CAPITAL MARKETS LLC, MIZUHO SECURITIES USA INC., SAMUEL A. RAMIREZ & COMPANY, INC.

The notes are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNY Mellon Capital Markets, LLC at 1-800-269-6864, Citigroup Global Markets Inc. at 1-877-858-5407, or UBS Securities LLC at 1-877-827-6444, ext. 561-3884.

*A security rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.